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                                                         Exhibit 10.38

                             REIMBURSEMENT AGREEMENT

                                 by and between


                              HANOVER DIRECT, INC.
                                       and
                             SWISS BANK CORPORATION,
                                 NEW YORK BRANCH

                          Dated as of December 18, 1996



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                             REIMBURSEMENT AGREEMENT

      THIS REIMBURSEMENT AGREEMENT, dated as of December 18, 1996 (the "Agreement"), is made by and among HANOVER DIRECT, INC., a Delaware corporation having its principal place of business in Weehawken, New Jersey (the "Borrower"), and SWISS BANK CORPORATION, a banking corporation organized under the laws of Switzerland and whose principal office is located in Basel, Switzerland, acting through its New York Branch (the "Bank").

                              W I T N E S S E T H:

      WHEREAS, the Borrower, NationsBank of North Carolina, N.A. (predecessor to NationsBank, N.A.) ("NationsBank") and certain other lenders (the "Prior Lenders") have previously entered into a Credit Facilities and Reimbursement Agreement dated as of October 12, 1994, as amended by the Consolidated Amendment No. 1 Agreement among each of such parties dated as of March 24, 1995 and by that certain letter agreement dated as of September 29, 1995 among such parties and certain subsidiaries of the Borrower (as amended, the "Credit Agreement"), pursuant to which the Prior Lenders made available to the Borrower certain credit facilities, including three letters of credit facilities;

      WHEREAS, the Credit Agreement was amended and restated pursuant to the terms of that certain Amended and Restated Reimbursement Agreement by and among the Borrower and the Prior Lenders dated as of November 14, 1995 in order to, among other things, provide for the repayment or expiration of the letter of credit facilities;

      WHEREAS, two of the three letter of credit facilities provided by NationsBank were replaced by letters of credit issued by CoreStates Bank, N.A. ("CoreStates");

      WHEREAS, one of the three letter of credit facilities was not replaced but is supported by a letter of credit issued by CoreStates;

      WHEREAS, the Borrower has requested that the Bank issue the Direct Pay Letters of Credit (as defined herein) for the benefit of the Note Trustee and the Bond Trustee (as those terms are defined herein) and in substitution for the letters of credit issued by the Prior Lenders and CoreStates;

      WHEREAS, the Borrower has certain outstanding term loans and a revolving credit facility with Congress Financial Corporation pursuant to that certain Loan and


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Security Agreement dated as of November 14, 1995, as amended (the "Loan and
Security Agreement"), and it is understood that the Reimbursement Obligations (as defined herein) of the Borrower under this Agreement are, except as otherwise set forth herein, subordinate in right of payment to the existing and future obligations of the Borrower and its Subsidiaries to Congress Financial Corporation under the Loan and Security Agreement and the other Financing Agreements (as defined therein) to the extent provided in the Subordination Agreement (as defined herein);

      WHEREAS, Richemont Finance S.A., a societe anonyme organized under the laws of the Grand Duchy of Luxembourg, has agreed to guarantee the Reimbursement Obligations of the Borrower under this Agreement in order to induce the Bank to issue the Direct Pay Letters of Credit; and

      WHEREAS, the Bank is willing, upon the terms and subject to the conditions set forth herein, to issue such Direct Pay Letters of Credit, substantially in the forms attached hereto as Exhibits A, B and C;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                              Definitions and Terms

            1.01 Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

                "A Drawing" means a drawing on any of the Direct Pay Letters of Credit for the payment of principal on the Notes or Bonds;

                "Agreement" means this Reimbursement Agreement as it may be supplemented, amended, renewed, restated or extended;

                "Applicable Rate" means, for each day as to which any Reimbursement Obligation shall be due and unpaid, the greater of the rates set forth beside the period below in which such day shall occur, subject in each case, however, to the Maximum Rate (each of the periods below is expressed in terms of number of days elapsed from the date such Reimbursement Obligation shall first become due and payable, and the day upon which such Reimbursement Obligation is paid and the day upon which it shall be paid shall be included in determining the


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     total number of days that such Reimbursement Obligation shall be deemed to be due and unpaid for purposes of this definition):

     o   days 1-30:                (a) Prime Rate and (b) Federal
                                    Funds Effective Rate plus 1.00
                                    % per annum

     o   days 31-90:               (a) Prime Rate plus 0.50% per
                                    annum and (b) Federal Funds
                                    Effective Rate plus 1.50% per
                                    annum

     o   days 91 and there-
          after:                    Default Rate;

     provided, however, if at any time interest accruing on any Reimbursement Obligation exceeds the Maximum Rate, the Applicable Rate shall equal the Maximum Rate and such Maximum Rate shall remain in effect until the Bank shall receive the Claw Back Amount. In the event any amount due hereunder shall not be paid on the applicable due date, such delinquent amount shall bear interest at the Default Rate (subject to the Maximum Rate) in accordance with the repayment provisions specified in this definition.

     "Authorized Representative" means any of the Chairman, Vice Chairman, President, Executive Vice Presidents, Senior Vice Presidents or Vice Presidents of the Borrower and, with respect to financial matters, the Treasurer or Chief Financial Officer of the Borrower;

          "Bank" has the meaning assigned thereto in the Recitals to this Agreement;

          "B Drawing" means a drawing on any of the Direct Pay Letters of Credit for the payment of interest on the Notes or Bonds;

          "Bond Documents" means the Indenture, the Sale Agreement and any other agreement, instrument or document relating thereto or to the Bonds to which the Borrower is a party or signatory, as such agreements, instruments or documents may be supplemented, amended, modified or restated from time to time in accordance with the terms thereof;

          "Bond Trustee" means Fleet National Bank, as successor to Shawmut Bank Connecticut, National Association, successor to National Westminster Bank, and any other successor Bond Trustee permitted under the Indenture;


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          "Bonds" means the $8,000,000 aggregate principal amount of Littlestown
     Industrial Development Authority Variable Rate Demand Industrial
     Development Revenue Refunding Bonds 1987 Series (Hanover House Industries, Inc. Project);

          "Borrower" has the meaning assigned thereto in the Recitals to this Agreement;

          "Business Day" means any day other than (i) a Saturday or a Sunday,
     (ii) a legal holiday or the equivalent on which banking institutions generally are authorized or required to close in New York, New York or any other city where (a) the principal corporate trust office of the Bond Trustee or the Note Trustee, as the case may be, is located or (b) the office of the Bank at which claims for payment under the Direct Pay Letters of Credit are to be presented is located or (iii) a day on which the New York Stock Exchange is closed;

          "C Drawing" means a drawing on the Direct Pay Letters of Credit for the payment of amounts equal to principal with respect to a purchase of the Notes or with respect to a tender of the Bonds on the first day of an Interest Rate Period (as defined in the Indenture);

          "Change of Control" means (a) with respect to the Borrower, any event or series of events whereby the Persons which on the date hereof own beneficially, directly or indirectly, a majority of the voting equity of the Borrower or which otherwise, directly or indirectly, control the Borrower cease to so own a majority of such voting equity of, or to otherwise so control, the Borrower, and (b) with respect to the Guarantor,
     (i) any event or series of events whereby the current majority shareholder of Richemont Finance S.A. shall cease to own beneficially, directly or indirectly, a majority of the voting equity of Richemont Finance S.A. or to otherwise, directly or indirectly, control Richemont Finance S.A. or (ii) any event or series of events whereby any acquiring person acquires, directly or indirectly, beneficial ownership of a majority of the stock of Richemont Finance S.A. having the power ordinarily to elect a majority of the corporate directors of such entity. For purposes of this definition, "acquiring person" means a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended;


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          "Claw Back Amount" means, with respect to each Reimbursement
     Obligation bearing interest at the Maximum Rate, the excess of (i) the amount of interest the Bank would have received in respect of such Reimbursement Obligation without regard to the Maximum Rate limitation set forth in the definition of Applicable Rate over (ii) the amount actually received as interest in respect of such Reimbursement Obligation taking into account such Maximum Rate limitation;

          "Closing Date" means the date as of which this Agreement is executed by the Borrower and the Bank and on which all of the conditions set forth in Article V hereof have been satisfied;

          "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

          "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower previously delivered to the Bank hereunder;

          "Credit Agreement" has the meaning assigned thereto in the Recitals to this Agreement;

          "D Drawing" means an Interest Drawing on the Hanover House LC for payment of amounts equal to accrued and unpaid interest with respect to a tender of the Bonds on the first day of an Interest Rate Period (as defined in the Indenture);

          "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

          "Default Rate" means, for any day, the Prime Rate for such day plus 5.00% per annum; provided, that in no event shall the Default Rate exceed the Maximum Rate;

          "Direct Pay Letters of Credit" means the Hanover Direct LC and the Hanover House LC;

          "E Drawing" means a Principal Drawing on the Hanover House LC for the payment of amounts equal to principal with respect to a tender of the Bonds in connection with a Weekly or Monthly Interest Rate (as defined in the Indenture);


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          "Event of Default" means any of the occurrences set forth as such in
     Section 9.01 hereof;

          "Expiration Date" means, with respect to the Direct Pay Letters of Credit, (i) a date no later than February 18, 1998 or such earlier date as provided in the Direct Pay Letters of Credit, or (ii) any later date to which the Expiration Date is extended pursuant to Section 2.07 hereof;

          "F Drawing" means an Interest Drawing on the Hanover House LC equal to interest with respect to a tender of the Bonds in connection with a Weekly or Monthly Interest Rate (as defined in the Indenture);

          "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of l%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

          "Financing Agreements" has the meaning assigned thereto in the Loan and Security Agreement;

          "Fiscal Quarter" means any fiscal quarter of a Fiscal Year;

          "Fiscal Year" means the 52-week or 53-week period of the Borrower ending on the Saturday closest to December 31;

          "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended;


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          "Governmental Authority" means any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether a state of the United States, the United States or foreign nation, state, province or other governmental instrumentality;

          "Guarantor" means Richemont Finance S.A., a societe anonyme organized under the laws of the Grand Duchy of Luxembourg, and any successor or assign consented to by the Bank pursuant to this Agreement and the Guaranty;

          "Guaranty" means the unconditional guaranty of payment of all Reimbursement Obligations hereunder and under any of the Direct Pay Letters of Credit, dated December 18, 1996, issued by the Guarantor in favor of the Bank, as the same may be supplemented, amended, modified or restated;

          "Hanover Direct LC" means, collectively, the Hanover Series A Letter of Credit and the Hanover Series B Letter of Credit;

          "Hanover House LC" means the irrevocable letter of credit which is being issued on the Closing Date by the Bank to the Bond Trustee, as beneficiary, pursuant to this Agreement in order to provide security for the payment when due of the Stated Amount of the Bonds equal to $8,560,000 of which (a) $8,000,000 representing the Principal Portion may be drawn upon with respect to payment of the unpaid principal amount of the Bonds, and (b) $560,000 representing the Interest Portion may be drawn upon with respect to payment of up to 210 days' of accrued interest or that portion of the purchase price corresponding to interest on the Bonds, at an assumed interest rate of 12% per annum;

          "Hanover Series A Letter of Credit" means the irrevocable letter of credit issued on the Closing Date by the Bank to the Note Trustee, as beneficiary, pursuant to this Agreement (and any successor letter of credit provided for herein) in order to provide security for the payment when due of the Stated Amount of the Initial Flexible Term Notes in the amount of $9,638,541 (as reduced and reinstated from time to time as described herein) of which (a) $9,500,000 representing the Principal Portion shall support the payment of principal or portion of the purchase price


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     corresponding to the principal of the Initial Flexible Term Notes and (b)
     $138,541 representing the Interest Portion shall support the payment of up to 35 days' interest on the Initial Flexible Term Notes, at an assumed interest rate of 15% per annum;

          "Hanover Series B Letter of Credit" means the irrevocable letter of credit issued on the Closing Date by the Bank to the Note Trustee, as beneficiary, pursuant to this Agreement (and any successor letter of credit provided for herein) in order to provide security for the payment when due of the Stated Amount of the Second Issue Flexible Term Notes in the amount of $9,638,541 (as reduced and reinstated from time to time as described herein) of which (a) $9,500,000 representing the Principal Portion shall support the payment of principal or a portion of the purchase price corresponding to the principal of the Second Issue Flexible Term Notes and
     (b) $138,541 representing the Interest Portion shall support the payment of up to 35 days' interest on the Second Issue Flexible Term Notes, at an assumed rate of interest of 15% per annum;

          "Indenture" means that certain Indenture of Trust, dated as of September 1, 1987, between the Issuer and National Westminster Bank USA, as predecessor to the Bond Trustee, as the same may be supplemented, amended, modified or waived hereafter;

          "Initial Flexible Term Notes" means the $10,000,000 initial aggregate principal amount of Flexible Term Notes (Hanover Direct, Inc.) of the Borrower that will mature in 2009 issued under the Series A Note Agreement dated as of November 9, 1994 between the Borrower and the Note Trustee, as amended, the outstanding principal amount of which is $9,500,000 as of the Closing Date;

          "Interest Drawing" has the meaning assigned to that term in the Direct Pay Letters of Credit;

          "Interest Payment Date" means each date on which interest is payable on (i) the Notes pursuant to the Note Agreements or (ii) the Bonds pursuant to the Bonds and the Indenture;

          "Interest Portion" has the meaning assigned thereto in each of the respective Direct Pay Letters of Credit;

          "Issuer" means the Littlestown Industrial Development Authority, a body corporate and public and a public instrumentality of the Commonwealth of Pennsylvania created and existing under and by virtue


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     of the Constitution and Laws of the Commonwealth of Pennsylvania;

          "Laws" means, collectively, all international, foreign, federal, state or local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial decisions or precedents, of or by any Governmental Authority;

          "Liquidity Drawing" means (a) with respect to the Bonds, a C, D, E or F Drawing and (b) with respect to the Notes, a C Drawing (and to the extent necessary to pay accrued interest on Notes pursuant to a C Drawing, a B Drawing);

          "Liquidity Securities" means Bonds or Notes or both purchased with the proceeds of a Purchase Drawing under a Direct Pay Letter of Credit which shall be owned by or on behalf of the Bank, until such time as the Bank or the designee therefor shall have been paid in full the amount of such Purchase Drawing and all interest accrued thereon as provided in Section
     2.02 and said Direct Pay Letter of Credit shall have been reinstated accordingly;

          "Loan and Security Agreement" has the meaning assigned thereto in the Recitals to this Agreement;

          "Loan Documents" means the Subordination Agreement, the Bond Documents, the Note Documents, the Guaranty, and this Agreement and all other agreements, instruments and documents heretofore or hereafter executed or delivered to and in connection with the Direct Pay Letters of Credit issued pursuant to this Agreement, as each of said agreements, instruments and documents may be supplemented, amended, modified or restated from time to time;

          "LOC Fee" shall have the meaning assigned to such term in Section 2.03(b) hereof;

          "Material Adverse Effect" means a material adverse effect (i) on the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, on a consolidated basis, or the Guarantor or (ii) any impairment of the validity or enforceability (which impairment shall, in the reasonable judgment of the Bank, be of more than inconsequential effect) of this Agreement or the Guaranty, any of the other Loan Documents or any other material agreement, instrument or document to which the Borrower is subject or is a party or by which the Borrower is bound;


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          "Maximum Credit" means, at any given time, the aggregate of the Stated
     Amounts available under the Direct Pay Letters of Credit. On the Closing Date, the Maximum Credit shall be equal to the aggregate of the Stated Amounts, as set forth in Exhibits A, B and C hereto;

          "Maximum Rate" means the maximum rate of interest permitted under any applicable law and shall in any event not be limited by the "Maximum Rate" specified in any Direct Pay Letter of Credit;

          "Note Agreement" means, collectively, the Series A Note Agreement dated as of November 9, 1994 between the Borrower and the Note Trustee, as amended, with respect to the Initial Flexible Term Notes and the Series B Note Agreement dated as of April 27, 1995 between the Borrower and the Note Trustee, as amended, with respect to the Second Issue Flexible Term Notes;

          "Note Documents" means the Note Agreement and any other agreement, instrument or document relating thereto or to the Notes to which the Borrower is a party or signatory, as such agreements, instruments or documents may be supplemented, amended, modified or restated from time to time in accordance with the terms thereof;

          "Note Trustee" means Norwest Bank Minnesota, N.A., as trustee under the Note Agreement and any successor and assign permitted under such Note Agreement;

          "Notes" means, collectively, the Initial Flexible Term Notes and the Second Issue Flexible Term Notes;

          "Obligations" means the Reimbursement Obligations and the obligation of the Borrower to observe and/or perform all other representations, warranties, covenants and agreements of the Borrower hereunder;

          "Participating Banks" shall have the meaning assigned to such term in
     Section 10.01;

          "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

          "Pledged Bonds" has the meaning assigned to such term in Section 3.03(b) hereof;

          "Pledged Collateral" has the meaning assigned to such term in Section
     3.03 hereof;


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          "Pledged Notes" has the meaning assigned to such term in Section
     3.03(a) hereof;

          "Prime Rate" means a fluctuating rate of interest per annum equal to the rate of interest announced by the Bank from time to time at the office of its New York Branch in New York, New York, as its "prime rate". Each change in the Prime Rate shall be effective for purposes of this Agreement on the date on which such change is announced to be effective by the Bank;

          "Principal Drawing" has the meaning assigned to that term in the Direct Pay Letters of Credit;

          "Principal Office" means the office of the Bank at Swiss Bank Corporation, New York Branch, 10 East 50th Street, New York, New York 10022, Attention: Documentary Department (SBT-14-N) or such other office and address as the Bank may from time to time designate;

          "Principal Portion" has the meaning assigned thereto in each of the respective Direct Pay Letters of Credit;

          "Prior Lenders" has the meaning assigned thereto in the Recitals to this Agreement;

          "Purchase Drawing" has the meaning assigned to that term in the Direct Pay Letters of Credit;

          "Reimbursement Obligation" means all amounts payable to the Bank hereunder, under the Direct Pay Letters of Credit and the Liquidity Securities;

          "Remarketing Agent" means NationsBank, N.A. and any other Person acting as successor Remarketing Agent under the Note Agreement, as such successor Remarketing Agent shall be approved by the Bank;

          "Remarketing Agreement" has the meaning assigned to that term in the Note Agreement;

          "Sale Agreement" means that certain Sale Agreement dated as of September 1, 1987 between the Issuer and the Borrower, as the same may be supplemented, amended, modified or restated hereafter;

          "Second Issue Flexible Term Notes" means the $10,000,000 initial aggregate principal amount of Flexible Term Notes (Hanover Direct, Inc.) of the Borrower that will mature in 2010 which were issued under that certain Series B Note Agreement dated as of


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     April 27, 1995 between the Borrower and the Note Trustee, the outstanding principal amount of which is $9,500,000 as of the Closing Date;

          "Secured Obligations" has the meaning assigned to such term in Section 3.03(d) hereof;

          "Securities Depository" has the meaning assigned to that term in the Note Agreement;

          "Senior Lender" means Congress Financial Corporation, a California corporation, and any successors or assigns and any entity that provides replacement financing for all or a substantial portion of the financing under the Loan and Security Agreement;

          "Stated Amount" has the meaning assigned thereto in each of the respective Direct Pay Letters of Credit;

          "Stated Termination Date" has the meaning assigned thereto in each of the respective Direct Pay Letters of Credit;

          "Subordination Agreement" means the subordination Agreement dated as of December 17, 1996 by and between Congress Financial Corporation and the Bank;

          "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding stock having ordinary voting power or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries at or after the Closing Date; and

          "Taxes" has the meaning assigned to such term in Section 4.02 hereof.

     1.02 Terms Consistent. All of the terms defined in this Agreement shall have such defined meanings when used in any of the other Loan Documents unless the context shall require otherwise. All references to the Borrower, the Guarantor, the Senior Lender, the Prior Lenders and the Bank shall be deemed to include any successor or permitted assign of any thereof. All plural references and definitions shall have a corresponding meaning in the singular, and all singular references and definitions shall have a corresponding meaning in the plural. The use of any gender includes the other gender.

     1.03 Accounting Principles. Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be


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

prepared in conformity with, Generally Accepted Accounting Principles applied on a Consistent Basis or such other accounting principles as shall be approved in writing by the Bank from time to time.

     1.04 Exhibits Incorporated. All exhibits to this Agreement, as now existing and as the same may from time to time be supplemented and modified in accordance with the terms hereof and thereof, are incorporated herein by this reference.

     1.05 References. Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be amended, supplemented, restated or modified in accordance with the terms hereof and thereof. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same
Section in which the reference appears.

     1.06 Other Terms. The term "document" is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms "including" and "include" mean including without limitation and "include without limitation". The requirement that any party "deliver" any item to another party shall be construed to require that the first party "deliver or cause to be delivered" such item to the second party. The term "any" as a modifier to any noun, shall be construed to mean "any and/or all" preceding the same noun in the plural. The terms "herein", "hereunder" and other similar compounds of the word "here" refer to the entire document in which the term appears and not to any particular provision or section of the document.

     1.07 Headings. All headings appearing in this Agreement and Article and Section headings in the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and the other Loan Documents.

     1.08 Other Documents. This Agreement shall be deemed a supplement to the other Loan Documents and shall not be construed as a modification thereto.

     1.09 Construction. The parties hereto acknowledge that their attorneys have reviewed and revised this Agreement and that the normal rule of construction to the effect that any drafting ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Direct Pay Letters of


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

Credit, the Guaranty or any amendment or exhibits hereto or thereto.

     1.10 Intention. The provisions of this Article I shall apply in every instance except where a different meaning, construction or reference is clearly specified and intended.

                                   ARTICLE II

                                Letters of Credit

     2.01 Direct Pay Letters of Credit. The Bank agrees, subject to the terms and conditions set forth herein, to issue and deliver (i) the Hanover Direct LC and (ii) the Hanover House LC, in substantially the forms set forth in Exhibits A, B and C hereto.

     2.02 Reimbursement. (a) In the event any Direct Pay Letter of Credit is drawn upon for any reason, the Borrower agrees to pay to the Bank, or cause funds held by the Bond Trustee or the Note Trustee, as the case may be, to be paid to the Bank, as follows:

          (i) On the date of any A Drawing or B Drawing, an amount equal to the amount disbursed by the Bank pursuant to such drawing.

          (ii) With respect to any Liquidity Drawing, the following amounts on the first to occur of (A) the date of the remarketing of the related Liquidity Securities, in which event the Borrower shall pay or cause to be paid to the Bank an amount equal to the principal portion of the purchase price or the portion thereof that was paid with proceeds of such C or E Drawing, (B) the date on which the related Liquidity Securities shall become due and payable, whether at stated maturity or upon acceleration, mandatory redemption or otherwise in accordance with the Bond Documents or the Note Documents, as the case may be, in which event the Borrower shall pay or cause to be paid to the Bank an amount equal to the principal portion of the purchase price of such Liquidity Securities, (C) the Expiration Date of the related Hanover House LC, in which event the Borrower shall pay or cause to be paid to the Bank an amount equal to the principal portion of the amount disbursed by the Bank pursuant to such C or E Drawing, or (D) the Expiration Date of the Hanover Series A Letter of Credit or the Hanover Series B Letter of Credit, in which event the Borrower shall pay or cause to be paid to the Bank an amount equal to the principal portion of the amount disbursed by the Bank pursuant to a Liquidity Drawing thereunder.

          (iii) On the date of any drawing on a Direct Pay Letter of Credit, interest on any amount disbursed by the Bank under such Direct Pay Letter of Credit pursuant to each A Drawing and B Drawing, from the date of drawing of such amount until payment thereof in full (after as well as before judgment), at a fluctuating interest rate per annum equal to the Default Rate.

          (iv) On the first Business Day of each month and on the date any amount payable in connection with a drawing under clause (ii) above is paid in full, interest on any amount disbursed by the Bank pursuant to such Liquidity Drawing from the date of such drawing of such amount until payment thereof in full, at a fluctuating interest rate per annum equal to the Applicable Rate; provided, that if any such amount due under clause
     (ii) above is not paid when due, it shall thereafter, until paid in full (after as well as before judgment), bear interest at a fluctuating rate per annum equal to the Default Rate; and provided, further, if for any interest payment period the Applicable Rate and/or Default Rate would have exceeded the Maximum Rate, and if, for any subsequent interest payment period, the Applicable Rate and/or Default Rate, as the case may be, is less than the Maximum Rate, the interest payable on the interest component of such Liquidity Drawing for such subsequent interest payment period shall be increased by the Claw Back Amount, but only to the extent that the interest payable on the interest component of such Liquidity Drawing would not for each period exceed the Maximum Rate.

            (b) The Borrower shall cause all payments of principal of, premium (if any) on and interest on Liquidity Securities which become due and payable to be paid directly to the Bank. All sums of money that are actually paid to the Bank in respect of Liquidity Securities shall be credited against the obligation of the Borrower to reimburse the Bank, with interest, under subsection (a) for the amount drawn to pay the purchase price of such Liquidity Securities.

            (c) Except as provided in subsection (b), all amounts paid to the Bank pursuant to this Section 2.02 shall be applied first to amounts due to the Bank pursuant to this Agreement, other than pursuant to this Section 2.02, secondly to any accrued interest past due pursuant to subparagraphs (iii) and
(iv) of subsection (a), as selected by the Bank, and lastly, in the order selected by the Bank in its discretion, the amounts payable pursuant to subparagraphs (i) and
     (ii) of subsection (a).

          2.03 Charges and Expenses. In connection with the issuance of the Direct Pay Letters of Credit, the Borrower agrees to pay to the Bank the following:

               (a) on or before the Closing Date, all fees, expenses, disbursements, taxes and other charges described in Section 7.02 hereof as to which the Borrower shall have received invoices on or prior to the Closing Date, and such fees as are set forth in that certain letter agreement, dated the Closing Date, between the Borrower and the Bank, to which fees no Participating Bank shall have any right, claim or interest;

               (b) quarterly in arrears, on the first Business Day of each quarter (the first such payment being due January 1, 1997, pro-rated for the actual number of days elapsed from the Closing Date), an annual letter of credit fee ("LOC Fee") of 0.25% per annum of the Maximum Credit (but in no event will any such quarterly payment for each Direct Pay Letter of Credit be less than $2,500 regardless of the LOC Fee calculation set forth herein), which fees accrue on and from the Closing Date through and including the Expiration Date, together with interest at the Default Rate from the date payment thereof is due until payment in full;

               (c) in connection with the written request by the Borrower for
          (i) any amendment, supplement, restatement or modification of this Agreement, or (ii) any transfer of the rights and obligations of the parties to this Agreement, the Borrower shall pay or cause to be paid to the Bank a sum equal to $2,500 plus the reasonable fees and expenses of the Bank's domestic and Swiss counsel;

               (d) a drawing fee equal to $300 for each drawing on any Direct Pay Letter of Credit made on any one Business Day, which fee is subject to change from time to time, upon prior notice to the Borrower, to the extent that the standard drawing fees of the Bank for similar outstanding letters of credit are changed;

               (e) upon each transfer of a Direct Pay Letter of Credit to a trustee who has succeeded the Bond Trustee or the Note Trustee, as the case may be, a sum equal to $2,500, payable upon the date such transfer is requested; and

          (f) promptly upon demand therefor by the Bank, the amount of any taxes (other than any taxes measured by or based upon the income of the Bank imposed by any jurisdiction having control over the Bank), fees and charges required to be paid by the Bank (or any other reasonable out-of-pocket costs or expenses whatsoever incurred by the Bank) in connection with any action taken pursuant to or related to this Agreement or any other Loan Document (including without limitation the issuance of any Direct Pay Letter of Credit) or any payment made by the Bank on or with respect to any Direct Pay Letter of Credit including, but not limited to, the following:
     (i) recording fees, filing fees, and release fees, if any; (ii) funds advanced by the Bank in connection with the performance by the Bank of any obligation that the Borrower has failed or refused to perform under any Note Document or Bond Document (after giving effect to any applicable provisions as to notice or grace periods); (iii) costs and expenses incurred by the Bank in connection with the commencement of, appearance in or defense of any action or proceeding purporting to affect the rights or obligations of the Bank with respect to any Loan Document; and (iv) any reasonable expenditures by the Bank on behalf of the Borrower pursuant to any Loan Document.

     In the event the Borrower fails to pay the Bank the amount of any fees or other amounts described in subparagraph (a) or (b) of this Section 2.03 when due, or any of the fees or other amounts described in subparagraphs (c), (d),
(e) or (f) of this Section 2.03 within fifteen (15) days of written demand therefor, the Borrower agrees to pay interest on any such unpaid amount at the Default Rate from the date such amount became due and payable or was demanded, as the case may be, until payment of such amount in full, such interest to be due and payable on demand.

      The fees provided for in Section 2.03(b) shall be calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsing from the Closing Date to the end of the calendar month in which such Closing Date shall occur and thereafter from the first day to and including the last day of each succeeding month (including the Closing Date and the Expiration
Date), provided that if the Expiration Date shall occur on or prior to the one hundred eightieth (180th) day following such Closing Date, the Borrower shall nonetheless be required to pay to the Bank in respect of such fees the amount thereof which would have been payable had such Expiration Date occurred on such one hundred eightieth (180th) day.

      2.04 Cure. Subject to the provisions of Section 2.02 hereof, the Borrower agrees to pay to the Bank, on demand, any amounts advanced by the Bank to pay the principal of, interest on or purchase price for any Bonds or Notes applied to cure any default by the Borrower under any Bond Document or Note Document, as the case may be, and the Borrower further agrees to pay to the Bank any other amounts advanced by the Bank to cure a default under any Bond Document or Note Document, as the case may be, within fifteen (15) days of written demand therefor and, in each such case, the Borrower agrees to pay interest on any such advance from the date such advance became due and payable or was demanded, as the case may be, until payment of such amount in full at the Default Rate, such interest to be due and payable on demand. This provision shall not be construed as obligating and shall not in any way obligate the Bank to cure any such default.

      2.05 Obligations Absolute. The reimbursement obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

          (a) any lack of validity or enforceability of any Direct Pay Letter of Credit, or to the fullest extent permitted under applicable law, this Agreement or any of the other Loan Documents;

          (b) any amendment or waiver of or any consent to departure from all or any portion of this Agreement, any of the other Loan Documents or any of the Direct Pay Letters of Credit;

          (c) any dispute between or among the Borrower, the Guarantor, the Prior Lenders, the Senior Lender, the Issuer, the Bond Trustee, the Note Trustee, the Remarketing Agent, or any holder of Bonds or Notes, or any claims whatsoever of the Borrower against any of such Persons;

          (d) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Bank, any Participating Bank, the Senior Lender, the Bond Trustee, the Note Trustee, any beneficiary or any transferee of any Direct Pay Letter of Credit (or any Persons for whom the Bond Trustee or the Note Trustee, or any such beneficiary or any such transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Loan Documents, any Direct Pay Letter of Credit or any unrelated transactions; or

            (e) any of the circumstances contemplated in Section 2.06 hereof.

     2.06 Liability of the Bank.

            (a) The Borrower assumes all risks of the acts or omissions of the Bond Trustee or the Note Trustee, as the case may be, and any beneficiary or transferee of any Direct Pay Letter of Credit with respect to its use of such Direct Pay Letter of Credit. Neither the Bank nor any of its agents, employees, officers, directors or counsel shall be liable or responsible for:

          (i) the use which may be made of any Direct Pay Letter of Credit or for any acts or omissions of the Bond Trustee or the Note Trustee holding said Direct Pay Letter of Credit and any beneficiary or transferee in connection therewith;

          (ii) the form, validity, sufficiency, accuracy or genuineness of any document (including, without limitation, any document presented under any Direct Pay Letter of Credit), or of any statement or endorsement(s) thereon, even if such documents, statements or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent, forged, inaccurate or untrue;

          (iii) payment by the Bank against presentation of documents which do not comply with the terms of a particular Direct Pay Letter of Credit, including failure of any documents to bear any reference or adequate reference to said Direct Pay Letter of Credit, or any other failure by the Bond Trustee or the Note Trustee, as the case may be, to comply fully with conditions required in order to effect a drawing under any Direct Pay Letter of Credit issued to it or any failure of said Trustee in connection with its obligations under the Bond Documents or the Note Documents, as the case may be;

          (iv) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a particular Direct Pay Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

          (v) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, telephone or otherwise;

          (vi) any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under a particular Direct Pay Letter of Credit; or

          (vii) any action, inaction or omission which may be taken by the Bank in good faith in connection with a Direct Pay Letter of Credit or any other circumstances whatsoever in making or failing to make payment under a Direct Pay Letter of Credit;

except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (A) the Bank's willful misconduct or gross negligence, or that of any of its agents, employees, officers, directors or counsel, in determining whether documents presented under a particular Direct Pay Letter of Credit comply with the terms of said Direct Pay Letter of Credit or (B) the Bank's, or that of any of its agents, employees, officers, directors or counsel, willful failure to pay under a particular Direct Pay Letter of Credit after the presentation to it or any of them by the Bond Trustee or the Note Trustee, as the case may be, holding a particular Direct Pay Letter of Credit of a draft and certificate strictly complying with the terms and conditions of said Direct Pay Letter of Credit, unless the Bank or such other Person in good faith and upon advice of counsel believes that it is prohibited by law or other legal authority from making such payment. In furtherance and not in limitation of the foregoing, the Bank may accept documents which appear on their face to be in order, without responsibility for further investigation regardless of any notice or information to the contrary; provided that if the Bank shall receive written notification from either the Bond Trustee or the Note Trustee, as the case may be, holding a particular Direct Pay Letter of Credit and the Borrower that documents conforming to the terms of said Direct Pay Letter of Credit to be presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents.

            (b) Except for the Bank's obligations under a particular Direct Pay Letter of Credit, the Bank shall have no liability to the Borrower or any other Person as a result of any tender of Bonds resulting from a reduction of the credit rating of the Bank or any deterioration in the Bank's financial condition. No such tender of Bonds shall reduce or in any way diminish the Obligations of the Borrower to the Bank under this Agreement.

      2.07 Extension of Expiration Date. Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower may request that the scheduled Expiration Date for any Direct Pay Letter of Credit be extended for an additional one-year period. The Borrower shall submit any request for extension in writing to the Bank at least ninety (90) days prior to the Expiration Date of the Direct Pay Letter of Credit then in effect. The Bank, in its sole discretion, may extend the Expiration Date of any Direct Pay Letter of Credit for an additional one-year period from the scheduled Expiration Date. The Bank shall have a period of thirty (30) days from the date that the Borrower's written request for extension is received to consider such request. In the event the Bank does not respond to the Borrower's request for an extension of the Expiration Date within thirty (30) days from the date that such request was submitted to the Bank, the request shall be deemed to have been denied and the Direct Pay Letter of Credit shall expire on the Expiration Date then in effect. In the event the Bank elects to extend the Expiration Date of any Direct Pay Letter of Credit, the Bank shall (a) issue a substitute letter of credit substantially in the form of Exhibit A, B or C hereto, but dated the date of issuance thereof and for a term expiring on the Expiration Date as so extended or (b) issue an amendment to the Direct Pay Letter of Credit providing for such extension of the Expiration Date.

                                   ARTICLE III

                       Liquidity Drawings; Pledge of Notes
                    and Bonds; Other Security for Obligations

            3.01 Prepayments; Reinstatement of Letter of Credit Amounts; Delivery of Bonds upon Purchase or Conversion.

            (a) The Borrower may repay the outstanding amount of any Liquidity Drawings at any time, in whole or in part, together with accrued interest to the date of such repayment on the amount prepaid at the Applicable Rate due and payable to such date pursuant to Section 2.02 hereof. In the event the Borrower elects to repay the outstanding amount of any Liquidity Drawing at any time, the Borrower or its designee shall notify the Bank on the date of such repayment and, prior to such repayment, of the amount to be repaid. In connection with any such repayment, the Borrower shall direct the Bank to deliver the Notes or the Bonds held by the Bank or its designee to the Note Trustee or the Bond Trustee, as the case may be, for sale pursuant to the Note

Documents or Bond Documents, as the case may be, and specifying the principal amount of Notes or Bonds to be sold, which notice may be given by telephone (promptly confirmed in writing) but which shall not be effective unless received by the Bank prior to 11:00 A.M. (New York, New York time) on the day of the proposed repayment referred to above. In addition, the Borrower shall, forthwith, repay or cause to be repaid any amount owing to the Bank as a result of any Liquidity Drawing made for the purpose of paying the purchase price of any Note or Bond delivered to the Note Trustee or the Bond Trustee, as the case may be, if (i) the Note Trustee or the Bond Trustee, as the case may be, failed, for any reason, to pay or tender payment of the purchase price of such Note or Bond when due to or for the account of the Person entitled thereto and such failure is continuing, or (ii) any Person (other than the Bank) shall assert that such Person has a lien on or security interest against such Note or Bond. Upon payment to the Bank of the amount of such Liquidity Drawing to be repaid pursuant to the next preceding sentence of this subsection (a), together with accrued interest on such Liquidity Drawing to the date of such repayment on the amount to be repaid at the Applicable Rate required pursuant to Section 2.02, the principal amount outstanding of Liquidity Drawings shall be reduced by the amount of such repayment, interest shall cease to accrue on the amount repaid and the Bank shall release or cause to be released to the Note Trustee or the Bond Trustee, as the case may be, in accordance with the terms of the Note Documents or Bond Documents, as the case may be, a principal amount of Notes or Bonds, as the case may be, then held under the pledge hereunder equal to the principal amount of such repayment.

            (b) The Borrower agrees that, pursuant to the provisions of the Note Agreement, Notes purchased with proceeds of a Purchase Drawing under the Hanover Direct LC shall be (i) registered by the Note Trustee and the Securities Depository in the name of the Note Trustee, as agent and bailee of the Bank, expressly subject to the pledge in favor of the Bank, and deemed held by the Note Trustee as agent and bailee for the account of the Bank and (ii) at the Bank's election in the event Notes shall be certificated, delivered by the Note Trustee to the Bank or its designee, in either case, to be held by the Bank or its agent, bailee or designee in pledge as collateral securing the Borrower's payment obligations to the Bank hereunder. Notes so delivered to or deemed held by the Bank or its designee shall be registered in the name of the Note Trustee, as agent and bailee of the Bank, expressly subject to the pledge in favor of the Bank, as pledgee of the Borrower, as provided for in Section 3.03 hereof. Upon repayment to the Bank of the amount of any such Purchase Drawing, together with accrued interest, if any, on such amount, calculated at the Applicable Rate, to the date of payment, or upon written notice to the Note Trustee that the Bank has reinstated the Hanover Direct LC with respect to Notes purchased with proceeds of any such Drawing, the Bank shall release to the Note Trustee, in accordance with the terms of the Note Agreement, a principal amount of Notes, if any, then held under the pledge equal to the amount of such repayment corresponding to the principal portion of such Notes.

            (c) The Borrower agrees that, pursuant to the provisions of the Indenture, Bonds purchased with proceeds of a Purchase Drawing under the Hanover House LC shall be (i) registered by the Bond Trustee in the name of the Bank, expressly subject to the pledge in favor of the Bank, and (ii) at the Bank's election in the event Bonds shall be certificated, delivered by the Bond Trustee to the Bank or its designee, in either case, to be held by the Bank or its agent, bailee or designee in pledge as collateral securing the Borrower's payment obligations to the Bank hereunder. Bonds so delivered to or deemed held by the Bank or its designee shall be registered in the name of the Bank, as pledgee of the Borrower. As provided in Section 3.08 (a)(4) of the Indenture, Bonds purchased with funds obtained by a drawing on the Hanover House LC shall not be remarketed until the Bank notifies the Bond Trustee by telephone or telex, promptly confirmed in writing, that the amount available to be drawn on the Hanover House LC will be reinstated by the amount of such funds simultaneously with the release of the Bonds held under pledge.

      3.02 Evidence of Debt. The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each drawing under the Direct Pay Letters of Credit and the amounts of principal, interest and fees payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the Reimbursement Obligations therein recorded, absent manifest error.

      3.03 Pledge of Notes and the Bonds. The Borrower hereby pledges, assigns, hypothecates, transfers and delivers to the Bank all of its right, title and interest to, and hereby grants to the Bank a first lien on, and security interest in, all right, title and interest of the Borrower in and to the following (the "Pledged Collateral"):

            (a) all Notes which may from time to time have been purchased with proceeds of Purchase Drawings under the Hanover Direct LC (the "Pledged Notes");

            (b) all Bonds which may from time to time have been purchased with proceeds of Purchase Drawings under the Hanover House LC (the "Pledged Bonds"); provided, however, that the Pledged Bonds are subject to a lien in favor of the Bond Trustee as provided in the Indenture;

            (c) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Pledged Notes and the Pledged Bonds; and

            (d) all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Pledged Notes or the Pledged Bonds, as collateral security for the prompt and complete payment when due of all amounts due in respect of the Reimbursement Obligations of the Borrower set forth herein with respect to such Pledged Notes or Pledged Bonds (the "Secured Obligations"). Notwithstanding any language herein to the contrary, (i) neither the Pledged Notes nor the Pledged Bonds nor the Pledged Collateral related to each respectively shall serve as collateral security for the other and (ii) the security interest in the Pledged Notes and the Pledged Bonds shall be limited to the Bank's rights to receive the proceeds of the remarketing, sale, exchange or other disposition of the Pledged Notes and Pledged Bonds, to the extent permitted under the Subordination Agreement.

      Pledged Notes and Pledged Bonds shall be registered, held and released from this pledge pursuant to the provisions of this Article III, Section 3.08(d) of the Note Agreement, Section 3.08(a) of the Indenture or as otherwise directed by the Bank.

      Except as otherwise prohibited in the Subordination Agreement, in the event that the Borrower shall fail to pay any amount when due hereunder with respect to the Pledged Notes or the Pledged Bonds, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Borrower or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof. Upon such event, except as otherwise prohibited in the Subordination Agreement, the Bank may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver said Pledged Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such sale or sales, public or private, to purchase the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby expressly waived or released. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to take care, safekeeping or otherwise of any and all of the Pledged Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Secured Obligations in such order as the Bank may elect, the Borrower remaining liable for any deficiency remaining unpaid after such application. Only after so applying such net proceeds and after the payment by the Bank of any other amount required by any provision of law, including, without limitation, Section 9-504(i) of the Uniform Commercial Code of the State of New York, will the Bank need to account for the surplus, if any, to the Borrower. The Borrower agrees that the Bank need not give more than ten
(10) days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Borrower if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, except to the extent the remedial provisions of some other state laws are applicable.

      The Borrower covenants that the pledge, assignment and delivery of the Pledged Collateral hereunder will create a valid, perfected, first priority security interest in all right, title or interest of the Borrower in or to such Pledged Collateral, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Borrower which would include the Pledged Collateral, except for the Subordination Agreement. The Borrower covenants and agrees that, except for the rights of the Senior Lender provided for under the Subordination Agreement, it will defend the Bank's right, title and security interest in and to the Pledged Collateral and the proceeds thereof against the claims and demands of all persons whomsoever unless the alleged invalidity or other title defect is caused by the gross negligence or willful misconduct of the Bank.

      Pledged Notes or Pledged Bonds shall be released from the security interest created hereunder upon satisfaction of the Secured Obligations with respect to such Pledged Notes or Pledged Bonds, and restoration of the respective Direct Pay Letter of Credit in the amount of any drawing thereunder to satisfy the Secured Obligations.

      Notwithstanding anything to the contrary herein contained, no exercise of rights or remedies in respect of the Pledged Collateral shall constitute a novation, election or waiver of remedies, or satisfaction of the obligations of the Borrower hereunder, under any of the Liquidity Securities or under any of the other Loan Documents.

     3.04 Reduction in Available Amount of Hanover Direct LC. As provided in the Hanover Series A Letter of Credit and the Hanover Series B Letter of Credit, each of which is outstanding as of the Closing Date in the face amount of $9,638,541, the maximum amount available for drawing under such Direct Pay Letters of Credit in respect of (i) Principal Drawings and Purchase Drawings and
(ii) Interest Drawings, shall, without further action or notice, be permanently reduced on October 1, 1997 (without right of reinstatement) to the amounts set forth below, if not earlier reduced to amounts at or below the stated amounts pursuant to the terms of such Direct Pay Letters of Credit:

                        Remaining          Remaining
                        Principal          Interest
Effective Date          Drawing            Drawing             Remaining
of Reduction            Amount             Amount              Commitment
-------------           ------             ------              ----------
October 1, 1997         $9,000,000         $131,249            $9,131,249

      3.05 Relationship with the Senior Lender. The Borrower shall cause the Senior Lender to enter into the Subordination Agreement. Except as otherwise provided in the Subordination Agreement, the right of the Bank to payment and satisfaction of the Reimbursement Obligations, and the payment thereof, shall be subordinate to the prior payment and satisfaction of any outstanding loans and advances made by the Senior Lender to the Borrower and the Subsidiaries under the Loan and Security Agreement and the other Financing Agreements referred to therein.

                                   ARTICLE IV

                             Additional Costs; Taxes

      4.01 Additional Costs. (a) If any change in applicable law, treaty, regulation, guideline or directive (including, without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) or any new law, treaty, regulation, guideline or directive, or any interpretation of any of the foregoing by any authority charged with the administration or interpretation thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank, or any Participating Bank or the transactions contemplated by this Agreement (whether or not having the force of law) shall:

          (i) subject the Bank or any Participating Bank to any tax, charge, fee, deduction or withholding of any kind with respect to any Direct Pay Letter of Credit, this Agreement, or the other Loan Documents, or any amount paid or to be paid by the Bank or any Participating Bank as the issuer of any Direct Pay Letter of Credit (other than any tax measured by or based upon the overall net income of the Bank or a Participating Bank);

          (ii) impose, modify or deem applicable any reserve, premium, special deposit or similar requirements against any assets held by, deposits with or for the account of, or loans, letters of credit or commitments by, an office of the Bank or any Participating Bank;

          (iii) change the basis of taxation of payments due the Bank or any Participating Bank under this Agreement, any Direct Pay Letter of Credit or the other Loan Documents (other than a change in taxation of the overall net income of the Bank or a Participating Bank); or

          (iv) impose upon the Bank or any Participating Bank any other condition with respect to such amount paid or payable to or by the Bank or any Participating Bank or with respect to this Agreement, any Direct Pay Letter of Credit or the other Loan Documents;

and the result of any of the foregoing is to increase the cost to the Bank or any Participating Bank of agreeing to issue, issuing, making any payment under or maintaining this Agreement, any Direct Pay Letter of Credit or any other Loan Document, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Bank or any Participating Bank or to require the Bank or any Participating Bank to make any payment on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which the Bank or such Participating Bank in its reasonable judgment deems material, then:

            (1) the Bank shall promptly notify the Borrower in writing of the happening of such event;

            (2) the Bank shall promptly deliver to the Borrower a certificate stating the change which has occurred or the reserve requirements or other costs or conditions which have been imposed on the Bank or a Participating Bank or the request, direction or requirement with which it has complied together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated, including a reasonably detailed calculation and the Bank's determination of such amounts, absent fraud or manifest error, shall be conclusive; and

            (3) the Borrower shall pay to the Bank, from time to time as specified by the Bank, such an amount or amounts as will compensate the Bank or such Participating Bank for such additional cost, reduction or payment, together with interest on such amount from the date of demand therefor at the Default Rate.

            (b) In addition to the foregoing, if after the date hereof the Bank or any Participating Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation, implementation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, implementation or administration thereof, or compliance by the Bank or any Participating Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of the Bank or any Participating Bank to a level below that which the Bank or such Participating Bank could have achieved but for such adoption, change or compliance (taking into consideration the policies of the Bank or such Participating Bank with respect to capital adequacy) by an amount deemed by the Bank or such Participating Bank to be material, or affects or would affect the amount of capital required or expected to be maintained by the Bank or any Participating Bank or any corporation controlling the Bank or any Participating Bank by an amount deemed by the Bank or such Participating Bank to be material, as a consequence of its obligations hereunder or under any Direct Pay Letter of Credit or other

Loan Document, then from time to time the Borrower shall be obligated to pay or cause to be paid to the Bank such additional amount or amounts as will compensate the Bank or such Participating Bank for such reduction or capital increase with respect to any period for which such reduction or capital increase was incurred upon demand by the Bank, together with interest on such amount for each day from such date of demand until payment in full at the Default Rate. A certificate setting forth in reasonable detail such reduction in the rate of return on capital, or such capital increase, of the Bank or a Participating Bank as a result of any event mentioned in this paragraph shall be submitted by the Bank to the Borrower, and such certificate shall, in the absence of manifest error, be conclusive as to the amount thereof.

            (c) Notwithstanding anything in this Section to the contrary, if such costs are to be incurred on a continuing basis and the Bank shall so notify the Borrower in writing as to the amount thereof, such costs shall be paid by the Borrower to the Bank monthly in arrears. The Bank shall use a reasonable method of allocation or attribution to equitably apportion any increased costs or reduction in the rate of return on capital among all of its customers so affected.

            (d) The protection of this Section shall be available to the Bank and the Participating Banks, regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed; provided, however, that if it shall be later determined that any amount so paid by the Borrower pursuant to this Section is in excess of the amount payable under the provisions hereof, the Bank or such Participating Bank, as the case may be, shall refund such excess amount to the Borrower as soon as practicable.

      4.02 Taxes. (a) All payments by the Borrower of all amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes other than withholding taxes, (iii) taxes that would be imposed as a result of a connection between the Bank or Participating Bank and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Bank or Participating Bank pursuant to or in respect of this Agreement, the Direct Pay Letters of Credit or any other Loan Document), (iv) any taxes which become payable as a result of a failure by any Person to comply with its obligations set forth in Section 4.02(b) or which would not have been imposed but for (A) a sale, assignment, grant of a participation, or any other transfer or disposition of any interest in this Agreement, the Direct Pay Letters of Credit or any other Loan Document or (B) a change by the Bank or Participating Bank of its lending office, and (v) any taxes imposed on or measured by any of the Bank's or Participating Bank's assets, net income, receipts or branch profits (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:

      (1) pay directly to the relevant authority the full amount required to be so withheld or deducted;

      (2) if requested by the Bank, promptly forward to the Bank or Participating Bank an official receipt or other documentation reasonably satisfactory to the Bank or Participating Bank evidencing such payment to such authority; and

      (3) pay to the Bank or Participating Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank or Participating Bank will equal the full amount the Bank or Participating Bank would have received had no such withholding or deduction been required.

          (b) Prior to the date that any Participating Bank organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Participating Bank shall deliver to the Borrower and the Bank such certificates, documents or other evidence, as required by the Code, properly completed, currently effective and duly executed by the Participating Bank establishing that any payment thereto is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by the Participating Bank of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Participating Bank is otherwise exempt.

          (c) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank or Participating Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank or Participating Bank for any incremental Taxes, interest or penalties that may become payable by the Bank or Participating Bank as a result of any such failure.

For purposes of this Section 4.02, a distribution hereunder by the Bank or Participating Bank for the account of the Bank or Participating Bank shall be deemed a payment by the Borrower.

                                    ARTICLE V

                              Conditions to Closing

            The Bank's obligations under this Agreement to issue the Direct Pay Letters of Credit are subject to the satisfaction by the Borrower of the following conditions precedent on or before the Closing Date.

      5.01 Documents to be Delivered. The Bank shall have received each of the following executed by the Borrower, and/or other appropriate Person(s), in form and substance satisfactory to the Bank:

          (a) an original executed counterpart of this Agreement;

          (b) the original executed Guaranty;

          (c) an original executed counterpart of the Subordination Agreement;

          (d) opinions from each of (i) the Bank's special New York counsel,
     (ii) the Bank's special Swiss counsel, (iii) the Borrower's counsel, (iv) bond counsel, as and to the extent required by the Indenture, accompanied by an appropriate reliance letter from such counsel addressed to the Bank,
     (v) Guarantor's counsel and (vi) such other counsel to this transaction as the Bank reasonably deems necessary, in each case, such opinion covering such matters as shall be reasonably requested by the Bank and in form and substance satisfactory to the Bank;

          (e) copies of by-laws, articles of incorporation, resolutions and officer's certificates of the Borrower, certificates of good standing from the appropriate state authorities, and corporate authorizations authorizing the execution, delivery and performance of each of the Loan Documents and any documents executed in connection with the Loan Documents (and any amendments thereto) to which the Borrower is a party, all certified to be true and complete by duly authorized officers;

          (f) a balance sheet of the Borrower as of a recent date; and

          (g) all other documents reasonably required by the Bank.

      5.02 Transcript and Certificate. The Bank shall have received a transcript containing copies of all the Bond Documents and Note Documents and all amendments or supplements thereto, together with a certificate of an Authorized Representative certifying that (a) the documents are true and correct copies of all such Bond Documents and Note Documents, that the transcript contains all such Bond Documents and Note Documents and that to the best of its knowledge there are no additional Bond Documents and Note Documents, amendments or supplements thereto except as set forth in the transcript and (b) to the best of its knowledge, there is no event, circumstance or occurrence that has occurred and is continuing under any Bond Document or Note Document, amendment or supplement thereto which, with the passage of time or the giving of notice, or both, would result in an "Event of Default" under and as defined in any such Bond Document or Note Document, as appropriate.

      5.03 Representations and Warranties. The representations and warranties set forth in Article VI hereof or otherwise made in writing to the Bank with respect to the Borrower generally or the Loan Documents shall be true and correct in all material respects as of the Closing Date as though made as of that date.

      5.04 Conditions Satisfied. The Borrower shall have complied with all conditions to the issuance of each Direct Pay Letter of Credit and no Event of Default shall have occurred which is continuing or not otherwise cured or waived, and no event shall have occurred which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder.

      5.05 Authorized Representative Certificate. The Bank shall have received a certificate executed by an Authorized Representative certifying as to the matters set forth in Sections 5.03 and 5.04 hereof.

      5.06 No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition of the Borrower or the Guarantor since the most recent financial statements of the Borrower or the Guarantor furnished to the Bank nor in any law, rule or regulation (or implementation thereof) affecting the Borrower's ability to perform its obligations under this Agreement and the other Loan Documents or the ability of the Guarantor to perform its obligations under the Guaranty. There shall not have occurred any change in or disruption of financial capital market conditions generally since December 1, 1996 which change, in the Bank's reasonable judgment, could have a material adverse effect on the ability of the Bank to enter into satisfactory agreements with Participating Banks as contemplated by
Section 10.01. There shall not have occurred any change in any law or regulation or the interpretation thereof nor shall any such law have been enacted which makes the issuance by the Bank of the Direct Pay Letters of Credit or the participation therein by any Participating Bank unlawful.

      5.07 Other Documents. The Borrower shall have executed and acknowledged (or caused to be executed and acknowledged) and delivered to the Bank all documents, and taken all actions reasonably required by the Bank from time to time to confirm the rights created, or now or hereafter intended to be created, under this Agreement and the other Loan Documents, or otherwise to carry out the purposes of this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder.

      5.08 Payment of Fees. The Bank shall have been paid in full, or Borrower shall have provided for payment thereof reasonably satisfactory to the Bank, the fees and other amounts provided for under Section 2.03(a) hereof.

      5.09 Requested Information. The Bank shall have received all other evidence and information that it may reasonably require.

                                   ARTICLE VI

                         Representations and Warranties

            As a material inducement to the Bank's entry into this Agreement, the Borrower represents and warrants to the Bank as follows:

      6.01 Organization, Qualification and Authority. The Borrower is a corporation duly organized and validly existing under the laws of Delaware and is qualified do business under the laws of each jurisdiction in which it is required to qualify to do business. The Borrower has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted. The Borrower is in compliance in all respects with all laws and requirements applicable to its business, the violation of which might materially affect its ability to perform its obligations hereunder, and has obtained all approvals, licenses, exemptions and other authorizations from, and has accomplished all filings, registrations and qualifications with, any Governmental Authority that are necessary for the transaction of its business.

      6.02 Execution and Performance of Loan Documents and Bond Documents.

          (a) The Borrower has and will have all requisite power and authority to execute and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

          (b) The execution by the Borrower and the performance by the Borrower of its obligations under each Loan Document to which it is a party have been authorized by all necessary action on the part of the Borrower and do not and will not:

               (i) require any consent or approval not heretofore obtained of any Person having any interest in the Borrower;

               (ii) violate any provision of, or require any consent or approval not heretofore obtained under, the governing documents of the Borrower;

               (iii) result in or require the creation or imposition of any lien, claim, charge or other right of others of any kind (other than under the Loan Documents) on or with respect to any property or asset owned or leased by the Borrower;

               (iv) violate any provision of any law, order, writ, judgment, injunction, decree, determination or award applicable to the Borrower presently in effect which could result in a Material Adverse Effect; or

               (v) conflict with or constitute a breach or default under, or permit the acceleration of obligations owed pursuant to, any contract, loan agreement, lease or other document to which the Borrower is a party or by which the Borrower or any of its property is bound.

      6.03 Valid Obligations. This Agreement and the other Loan Documents to which the Borrower is a party, as executed and delivered or when executed and delivered, as applicable, do or will constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws for the relief of debtors and general principles of equity.

      6.04 Existing Default. The Borrower is not in default in any respect under any law, order, writ, judgment, injunction, decree, determination, award, contract or lease, which could result in a Material Adverse Effect.

      6.05 Government Approvals. No approval, license, exemption or other authorization from, or filing, registration or qualification with, any Governmental Authority not already obtained is required in connection with:

          (a) the execution by the Borrower of, and the performance by the Borrower of its obligations under, this Agreement and each other Loan Document to which the Borrower is a party; and

          (b) the creation and perfection of the liens described in the Loan Documents to which it is a party.

      6.06 Financial and Other Information. The Borrower has furnished to the Bank its unaudited financial statements for the year ended December 28, 1995 and its Form 10-Q containing its unaudited financial statements for the nine-month period ending September 28, 1996. All such statements are complete and correct copies of Borrower's financial statements for the periods indicated.

      6.07 No Default. No event has occurred and is continuing that is an Event of Default, or that would be an Event of Default hereunder with the giving of notice or the passage of time or both.

      6.08 Margin Regulations. None of the transactions contemplated herein or in the other Loan Documents, nor the direct or indirect use of the proceeds of any drawing on any Direct Pay Letter of Credit, will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

      6.09 Solvency. The Borrower is and, after giving effect to this Agreement and all other agreements by the Borrower being entered into on the Closing Date, will be solvent (which for this purpose shall mean that it is able to pay its current debts as they become due).

      6.10 No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower in accordance with or pursuant hereto or to any other Loan Document contains any misrepresentation or untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which such representation or statement was made, in order to make any such representation or statement contained herein or therein not misleading in any material respect.

                                   ARTICLE VII

                              Affirmative Covenants

      So long as any Direct Pay Letter of Credit remains outstanding or any other Obligation remains outstanding under this Agreement, the Borrower shall:

      7.01 Financial Reports, Etc. (a) As soon as practical and in any event within ninety (90) days after the end of each Fiscal Year, deliver or cause to be delivered to the Bank (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, in each case with the notes thereto, and the related consolidated statements of operations, cash flow, and shareholders' equity and the respective notes thereto, for such Fiscal Year, setting forth in the case of the consolidated statements comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing, with respect to the consolidated financial reports, opinions of Arthur Andersen & Co., or other such independent certified public accountants selected by the Borrower and approved by the Bank, which approval shall not be unreasonably withheld, which are unqualified and without exception; and (ii) a certificate of an Authorized Representative as to the absence of any Default or Event of Default;

     (b) As soon as practical and in any event within forty-five (45) days after the end of each Fiscal Quarter, deliver to the Bank the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, and the related consolidated statements of operations, cash flow, and shareholders' equity for such Fiscal Quarter and for the period from the beginning of the Fiscal Year through the end of such Fiscal Quarter, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the results of their operations and the changes in their financial position for such Fiscal Quarter, in conformity with customary standards with respect to interim financials.

     (c) Within fourteen (14) days after the Bank's written request therefor, in form and substance reasonably satisfactory to the Bank, (i) copies of all regular or periodic financial statements and reports prepared by the Borrower;
(ii) copies of all regular and periodic reports which are available for public inspection or which the Borrower is required to file with any Governmental Authority; (iii) a certificate stating that no Event of Default remains uncured or setting forth all existing Events of Default in reasonable detail; and (iv) all other relevant information relating to the Borrower or any Loan Document reasonably required by the Bank from time to time.

      7.02 Payment of Taxes, Assessments, Costs and Expenses. Pay all costs and expenses of the Bank in connection with this Agreement and all costs and expenses of the Bank, including, but not limited to, any closing and servicing fees, inspection fees, and reasonable out-of-pocket expenses incurred by the Bank in connection with the Loan Documents and the Direct Pay Letters of Credit, as well as all costs relating to the repayment of any draws under the Direct Pay Letters of Credit, and any reasonable fees and costs of outside and/or special counsel and other providers of services which the Bank deems necessary or prudent. In the event the obligations of the Borrower under this Agreement or any other Loan Document are not paid at maturity, howsoever said maturity is brought about, and the same is placed in the hands of an attorney for collection or if collection by suit or through the probate court or bankruptcy court or by any other legal proceeding is sought, the Borrower agrees to pay all expenses incurred by the Bank, including reasonable attorneys fees, expenses and disbursements.

      7.03 Continued Compliance. Comply with all laws and requirements of any Governmental Authority applicable to Borrower, and all rights of third parties relating to the Borrower's business and deliver to the Bank from time to time, within ten (10) days of the Bank's request therefor, evidence reasonably satisfactory to the Bank that the Borrower has complied with any such law, requirement or right.

      7.04 Books and Records. Maintain complete books of account and other records reflecting its operations, and permit the Bank and its agents, at reasonable times and upon reasonable prior notice and at the Borrower's expense, to inspect and copy any such document.

      7.05 Right of Inspection. Permit any Person designated by the Bank, at the Borrower's expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and the Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

      7.06 Further Assurances. Execute and acknowledge (or cause to be executed and acknowledged) and deliver to the Bank all documents, and take all actions, reasonably required by the Bank from time to time to confirm the rights created or now or hereafter intended to be created hereunder and under the other Loan Documents, or otherwise to carry out the purposes of this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder.

      7.07 Continued Existence. Maintain its existence, and continue to be a corporation in good standing in the State of Delaware.

      7.08 Covenants. Comply with each of its covenants contained in each of the Loan Documents to which it is a party.

      7.09 Officer's Knowledge of Default. Upon any Authorized Representative or other officer of the Borrower obtaining knowledge of (a) any Default or Event of Default, (b) any adverse event, development or circumstance whereby any financial statements or reports furnished hereunder fail in any material respect to present fairly, in accordance with Generally Accepted Accounting Principles, the financial condition and operational results of the Borrower or its Subsidiaries, (c) any other development in the business or affairs of the Borrower and any of its Subsidiaries which is likely to result in a Material Adverse Effect, (d) any claim of non-performance, default or violation by any Person of any of the terms of any of the other Loan Documents, or (e) any material proposed amendment or supplement to any of the Loan Documents, then the Borrower shall promptly deliver to the Bank written notice of any such event or development, the period of existence thereof, and what action the Borrower proposes to take with respect to such event or development.

                                  ARTICLE VIII

                               Negative Covenants

      While any Obligation of the Borrower hereunder remains outstanding, the Borrower shall not, unless the Bank otherwise consents in writing:

      8.01 Amendments. Enter into or consent to any material amendments, waivers, modifications or supplements to any of the Loan Documents or Bond Documents to which it is a party and any such amendment, waiver modification or supplement entered into without the Bank's consent shall be null and void ab initio.

      8.02 Merger, Consolidation, Sale of Assets, Etc. Permit the Borrower or any Subsidiary to (a) merge or consolidate with any Person; or (b) sell, assign, lease or otherwise transfer or dispose of (whether in one transaction or in a series of related transactions) any substantial portion of its properties, rights or other assets (whether now owned or hereafter acquired) to any Person.

      8.03 Actions. Take any action which is inconsistent with the rights of the Bank under this Agreement or any other Loan Document, including, without limitation, the rights of the Bank to receive payments under this Agreement, or any other Loan Document.

                                   ARTICLE IX

                       Events of Default and Acceleration

      9.01 Events of Default. The occurrence of any of the following, whatever the reason therefor and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with judicial or governmental or administrative order or action or otherwise, shall constitute an Event of Default:

          (a) The Borrower fails to pay, when due, any Reimbursement Obligation due and payable under this Agreement; or

          (b) The Borrower fails to perform any Obligation (other than that referred to in Section 9.01(a) above) or any other obligation under any other Loan Document; or

          (c) Any representation, warranty or statement made in this Agreement or any other Loan Document proves to have been incorrect in any material respect when made; or

          (d) The Borrower or the Guarantor is dissolved, liquidated or terminated, or all or substantially all of the assets of the Borrower or the Guarantor are sold or otherwise transferred without the Bank's prior written consent, or a Change of Control occurs with respect to the Borrower or the Guarantor without the Bank's prior written consent; or

      (e) The Borrower or the Guarantor shall (i) be adjudicated as bankrupt or insolvent; (ii) make a general assignment for the benefit of its creditors;
(iii) file a petition, answer or consent seeking, or have entered against it (or fail reasonably to contest the material allegations of any petition for) an order for relief (or any similar remedy) under any provision of Title 11 of the United States Code or any other federal, state or foreign law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, or consent to the institution of any proceedings thereunder; (iv) convene a meeting of its creditors, or any class thereof, for the purpose of effecting a moratorium upon or extension or composition of its debts; (v) admit in writing that it is generally not able to pay its debts as they mature; (vi) apply for or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official of all or a portion of its assets; or (vii) become unable to pay its debts or obligations as the same become due and payable; or

     (f) If (i) a petition is filed or any case or proceeding described in (e) above is commenced against the Borrower or the Guarantor, or against the assets of the Borrower or the Guarantor, unless such petition and the case or proceeding initiated thereby is dismissed within sixty (60) days from the date of the filing; (ii) an answer is filed by the Borrower or the Guarantor admitting the allegations of any such petition; or (iii) a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of the Borrower or the Guarantor, a custodian, trustee, agent or receiver of any of them, or for all or any part of their respective property, or authorizing the taking of possession by a custodian, trustee, agent or receiver of the Borrower or the Guarantor, or all or any part of their respective property unless such appointment is vacated or dismissed or such possession is terminated within sixty (60) days from the date of such appointment or commencement of such possession, but not later than five (5) days before the proposed sale of any assets of the Borrower or the Guarantor, as the case may be, by such custodian, trustee, agent or receiver, other than in the ordinary course of the business of the Borrower or the Guarantor, as the case may be; or

     (g) A final judgment or decree shall be rendered against the Borrower or the Guarantor by a court of competent jurisdiction which, either alone or together with all other outstanding judgments or decrees against the Borrower or the Guarantor shall aggregate more than $5,000,000 and, in each case, such Person shall not discharge the same or provide for its discharge within sixty (60) days from the entry thereof, or within such longer period during which the execution of such judgment shall have been stayed; or

          (h) The Guarantor shall fail to perform or observe any term, covenant, agreement or obligation contained in the Guaranty or the Subordination Agreement on its part to be performed or observed; or

          (i) The occurrence and continuation beyond any applicable grace or cure period of an "Event of Default" under any of the Loan Documents; or

     (j) The Borrower receives written notice from the Senior Lender that an event of default has occurred under the Loan and Security Agreement or any other agreement evidencing or relating to indebtedness of the Borrower or the Subsidiaries to the Senior Lender and that such event of default shall have continued uncured and unwaived beyond any grace or cure period applicable thereto.

It is specifically stipulated and agreed that the occurrence of any event of default beyond any applicable grace or cure period as to any Loan Document shall constitute an Event of Default under all Loan Documents.

     9.02 Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank may, at its option, do any or all of the following:

          (a) The Bank may, by written notice to the Borrower, declare all Reimbursement Obligations, if any, to be immediately due and payable, and the same (including interest accrued to the date of such declaration) shall thereupon be immediately due and payable, without protest, demand, presentment, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower, provided that any Event of Default described in Sections 9.01(d), 9.01(e) and 9.01(f) shall automatically, without declaration or other action on the Borrower's part, cause all such amounts to be immediately due and payable without notice or demand.

          (b) The Bank may give written notice to the Note Trustee and/or the Bond Trustee (i) stating that an

     Event of Default has occurred and is continuing hereunder or (ii) as and to the extent permitted thereby, exercising its option under any Direct Pay Letter of Credit held by such Note Trustee and/or Bond Trustee not to reinstate the amount of funds available thereunder for the payment of principal or interest.

          (c) Exercise any of its rights under the Loan Documents and any rights provided by law, including the right to foreclose on any security and enforce its rights under the Guaranty and exercise any other rights with respect to any security, all in such order and manner as the Bank in its sole discretion may determine.

The Bank shall provide a copy of any notice delivered pursuant to this Section to the Guarantor, provided, that failure by the Bank to provide any such notice shall not affect the rights of the Bank hereunder or under the other Loan Documents including, without limitation, the Guaranty.

      9.03 Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time to the fullest extent permitted by law, without notice to the Borrower (any such notice being expressly waived by the Borrower) to set off and to apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held and other indebtedness at any time owing by the Bank or any affiliate of the Bank to or for the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing hereunder or under the other Loan Documents or any other agreement or instrument delivered by the Borrower to the Bank in connection therewith, whether or not the Bank shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Subject to the foregoing provisions of this Section, the rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

      9.04 Cumulative Remedies; No Waiver. The Bank's rights and remedies hereunder and under the other Loan Documents are cumulative and shall be in addition to all rights and remedies provided by law or in equity from time to time, including any banker's lien or right of offset. The exercise by the Bank of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice the Bank in the exercise of any other right or remedy. No waiver by the Bank of any Default shall be implied from any omission by the Bank to take action on account of such Default if such Default persists or is repeated. No waiver by the Bank of any Default shall affect any Default other than the Default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any covenant or condition of this Agreement or any other Loan Document shall be construed as a waiver of any subsequent breach of the same covenant or condition. The Bank's consent to or approval of any act by the Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the Bank's consent to or approval of any subsequent act by the Borrower.

                                    ARTICLE X

                                  Miscellaneous

      10.01 Participation. Notwithstanding any other provision of this Agreement, the Borrower understands that the Bank may enter into a participation, or co-ownership or co-lending agreements with other banks and may at any time enter into other such agreements with one or more additional banks acceptable to the Borrower ("Participating Banks") whereby the Bank will allocate to the Participating Banks certain percentages of the payment obligations of the Borrower under this Agreement and the funding obligations of the Bank under the Direct Pay Letters of Credit and this Agreement. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that the Borrower's obligations under this Agreement are and will be undertaken for the benefit of, and as an inducement to, the Participating Banks as well as the Bank. Without limiting the foregoing, the Borrower acknowledges that Section 4.01 and the indemnity of the Bank thereunder and under Section 10.08 are for the benefit of the Participating Banks as if such Sections specifically referred to the Participating Banks and their participation in the payment obligations of the Borrower and the funding obligations of the Bank, and the Borrower agrees to make any payments required by such provisions for the account of any one or more Participating Banks to the Bank on demand of the Bank. The Borrower hereby grants to each Participating Bank, to the extent of its participation and to the extent permitted by applicable law, the right to set off deposit accounts maintained by the Borrower with such bank, subject to the provisions of Section 9.3 as if the Participating Banks were specifically referred to therein. No such participation or other arrangement shall relieve the Bank of its obligations under this Agreement.

      10.02 Notices. All notices shall be in writing, except as to telephonic notices expressly permitted or required herein, and written notices shall be delivered by hand delivery, telefacsimile, overnight courier or certified or registered mail. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against (except as to telephonic or telefacsimile notice) receipt therefor or, in the case of telex, verification by return) at the address set forth below or such other address as such party shall specify to the other parties in writing, or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

            (a)   if to the Borrower:

                  Hanover Direct, Inc.
                  1500 Harbor Boulevard
                  Weehawken, New Jersey 07087
                  Attention:  Edward O'Brien
                                 Senior Vice President,
                                 Secretary and Treasurer
                  Telephone: (201) 319-3403
                  Telefacsimile: (201) 319-5005

                  with copies to:

                  Brown Raysman Millstein Felder & Steiner, LLP
                  120 West 45th Street
                  New York, New York 10036
                  Attention:  Monte E. Wetzler, Esq.
                  Telephone: (212) 703-1315
                  Telefacsimile: (212) 840-2429

            (b)   if to the Bank:

                  Swiss Bank Corporation
                  10 East 50th Street
                  New York, New York  10022
                  Attention: Jorg Rauthe
                  Telephone: (212) 574-3176
                  Telefacsimile: (212) 574-3551

                  with a copy to:

                  Whitman Breed Abbott & Morgan
                  200 Park Avenue
                  New York, New York  10166
                  Attention: D. de La Chapelle
                  Telephone: (212) 351-3254
                  Telefacsimile: (212) 351-3131

      10.03 Survival. All covenants, agreements, representations and warranties made herein shall survive the expiration of the Direct Pay Letters of Credit and the execution and delivery to the Bank of this Agreement and shall continue in full force and effect so long as any of the Obligations remain outstanding. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the other Loan Documents shall inure to the benefit of the successors and permitted assigns of the Bank or any of them.

      10.04 Amendments. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Bank to any departure therefrom by the Borrower shall be effective unless such amendment, modification, waiver or consent shall be in writing and signed by the Borrower and the Bank and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on the Bank's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Event of Default.

      10.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

      10.06 Termination. This Agreement shall terminate upon (i) the irrevocable and final payment in full of all Reimbursement Obligations hereunder, and (ii) the expiration of all Direct Pay Letters of Credit and the surrender of each to the Bank for cancellation. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Reimbursement Obligations, the Bank is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered until the Bank shall have been finally and irrevocably paid in full. Notwithstanding the foregoing provisions of this Section 10.06, the provisions of Section 10.08 shall survive the termination of this Agreement.

      10.07 Governing Law. All documents executed pursuant to the transactions contemplated herein, including, without limitation, this Agreement and each of the Loan Documents shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the jurisdiction and venue of the state and federal courts of New York for the purposes of resolving disputes hereunder or for the purposes of collection.

      10.08 Indemnification; Limitation of Liability. The Borrower hereby agrees to indemnify and hold harmless the Bank (and its directors, officers, employees, agents and counsel) from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorneys' fees) whatsoever which the Bank may incur (or which may be claimed against the Bank by any Person whatsoever) by reason of or in connection with (a) the issuance or a transfer of, or payment or failure to pay under, the Direct Pay Letters of Credit, (b) any breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement and any of the other Loan Documents, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, (c) involvement of the Bank in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Bank's issuance of the Direct Pay Letters of Credit or participation therein, its entering into this Agreement and any other Loan Document or any other event or transaction contemplated by any of the foregoing,
(d) any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in an official statement or remarketing statement or other offering document relating to the Notes or Bonds offered for sale or remarketing thereby, or any omission or alleged omission from such official statement or remarketing statement or other offering document or any amendment thereof or supplement thereto, of any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Borrower shall have no such liability with respect to any information set forth therein regarding the Bank, the Direct Pay Letters of Credit, this Agreement or the other Loan Documents that was made, provided or certified by the Bank, or
(e) any tender of the Bonds resulting from a reduction of the credit rating of the Bank or any deterioration in the Bank's financial condition (provided that the Bank shall have honored its obligation to purchase Bonds or Notes in connection with any tender thereof pursuant to the applicable Direct Pay Letters of

Credit); provided, however, that the Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Bank, or (ii) the Bank's willful or grossly negligent failure to pay under any Direct Pay Letters of Credit after the presentation to it by the Note Trustee or Bond Trustee, as the case may be, of a sight draft and certificate strictly complying with the terms and conditions of said Direct Pay Letter of Credit, unless the Bank in good faith and upon advice of counsel believes that it is prohibited by law or other legal authority from making such payment. In the event that any claim is made or action is brought against the Bank (or any director, officer, employee, counsel or agent of the Bank) in respect of which the Borrower is obligated to indemnify and hold harmless the Bank under this Section, the Bank will give prompt written notice to the Borrower of such claim or action and the Bank may direct the Borrower to assume the defense of the claim and any action brought thereon and pay all reasonable fees and expenses incurred therein, and if the Borrower fails to do so, the Bank may assume the defense of any such claim or action, the reasonable costs of which shall be paid by the Borrower. Nothing in this Section 10.08 is (a) intended to limit any of the Borrower's reimbursement or payment obligations contained in this Agreement or the other Loan Documents or (b) intended to mitigate any obligation of the Borrower to indemnify the Bank hereunder notwithstanding any payment by the Guarantor under the terms of the Guaranty.

            THE BORROWER'S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10.08 SHALL SURVIVE THE TERMINATION OF THE DIRECT PAY LETTERS OF CREDIT AND THIS AGREEMENT.

      10.09 Nonliability of the Bank. The Borrower acknowledges and agrees that:

          (a) The relationship between the Borrower and the Bank is and shall remain solely that of borrower and lender, and the Bank neither undertakes nor assumes any responsibility to select, review, inspect, supervise, pass judgment upon or inform the Borrower of any matter in connection with the Loan Documents or the Direct Pay Letters of Credit, and the Borrower shall rely entirely on its own judgment with respect to such matters and acknowledges that any review, inspection, supervision, exercise of judgment or information supplied to the Borrower by the Bank in connection with such matters is solely for the protection of the Bank and that neither the Borrower nor any third party is entitled to rely on it;

          (b) Notwithstanding any other provision of any Loan Document: (i) the Bank is not a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of the Borrower and the Bank does not intend to ever assume any such status; and
     (ii) the Bank shall not be deemed responsible for or a participant in any acts, omissions or decisions of the Borrower.

      10.10 No Representations by the Bank. By accepting or approving anything required to be performed or given to the Bank under the Loan Documents, including any certificate, financial statement, survey, appraisal or insurance policy, the Bank shall not be deemed to have warranted or represented the sufficiency or legal effect of the same (unless expressly acknowledged, agreed to or accepted by the Bank), and no such acceptance or approval shall constitute a warranty or representation by the Bank to anyone.

      10.11 Manner and Place of Payments; Calculation of Interest.

          (a) All payments to be made to the Bank under this Agreement or any other Loan Document, whether by the Borrower or the Note Trustee or the Bond Trustee, as the case may be, on behalf of the Borrower, shall be made to the Bank at its office identified in Section 10.02 hereof in U.S. Dollars in immediately available funds. All such payments shall be made to the Bank as aforesaid not later than 3:00 P.M., New York City time, on the date due at the account specified by the Bank; and funds received after that hour shall be deemed to have been received on the next succeeding Business Day. Except as otherwise provided in this Agreement, all payments not received on the date due shall bear interest until payment in full thereof at the Default Rate.

          (b) Whenever a payment is due to the Bank under this Agreement, the Borrower shall be deemed to have made such payment at the time such payment is received by the Bank.

          (c) All fees payable under this Agreement or any other Loan Document shall be calculated on the basis of a year of 360 days based on the actual number of days elapsed (including the date of issuance and the expiration date) and interest payable hereunder shall be calculated on the basis of a 360 day year, consisting of twelve (12) thirty (30) day months.

      10.12 Survival of Representations and Warranties. All representations and warranties of the Borrower in the Loan Documents and the Bond Documents shall survive the issuance and delivery of the Direct Pay Letters of Credit during the term of this Agreement, are material, and have been or will be relied on by the Bank notwithstanding any investigation made by or on behalf of the Bank.

      10.13 No Third Parties Benefitted; Tax-Exempt Status of the Bonds. (a) This Agreement is made for the purpose of setting forth certain rights and obligations of the Borrower and the Bank in connection with the Direct Pay Letters of Credit, and it is made for the sole protection of the Borrower, the Bank and the Borrower's and Bank's permitted successors and assigns, and no other Person shall have any rights hereunder or by reason hereof.

            (b) Notwithstanding the provisions of sub-paragraph (a) above, neither the Bank nor the Borrower shall take any action or fail to take any action that would adversely affect the exclusion from gross income of the recipient thereof for purposes of federal income taxation on the Bonds.

      10.14 Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

      10.15 Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

      10.16 Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

      10.17 Waiver of Jury Trial. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                              HANOVER DIRECT, INC.


                              By:________________________________
                                 Name:
                                 Title:



                              SWISS BANK CORPORATION,
                                New York Branch


                              By:________________________________
                                 Name:
                                 Title:


                              By:________________________________
                                 Name:
                                 Title:

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                              Definitions and Terms

      1.01  Definitions....................................................  2
      1.02  Terms Consistent............................................... 12
      1.03  Accounting Principles.......................................... 12
      1.04  Exhibits Incorporated.......................................... 13
      1.05  References..................................................... 13
      1.06  Other Terms.................................................... 13
      1.07  Headings....................................................... 13
      1.08  Other Documents................................................ 13
      1.09  Construction................................................... 13
      1.10  Intention...................................................... 14

                                   ARTICLE II

                                Letters of Credit

      2.01  Direct Pay Letters of Credit................................... 14
      2.02  Reimbursement.................................................. 14
      2.03  Charges and Expenses........................................... 16
      2.04  Cure........................................................... 18
      2.05  Obligations Absolute........................................... 18
      2.06  Liability of the Bank.......................................... 19
      2.07  Extension of Expiration Date................................... 21

                                   ARTICLE III

                       Liquidity Drawings; Pledge of Notes
                    and Bonds; Other Security for Obligations

      3.01  Prepayments; Reinstatement of Letter of Credit
               Amounts; Delivery of Bonds upon Purchase or
               Conversion.................................................. 21
      3.02  Evidence of Debt............................................... 23
      3.03  Pledge of Notes and the Bonds.................................. 23
      3.04  Reduction in Available Amount of Hanover Direct
               LC.......................................................... 26
      3.05  Relationship with the Senior Lender............................ 26

                                   ARTICLE IV

                             Additional Costs; Taxes

      4.01  Additional Costs............................................... 27
      4.02  Taxes.......................................................... 29

                                    ARTICLE V

                              Conditions to Closing

      5.01  Documents to be Delivered...................................... 31
      5.02  Transcript and Certificate..................................... 32
      5.03  Representations and Warranties................................. 32
      5.04  Conditions Satisfied........................................... 32
      5.05  Authorized Representative Certificate.......................... 32
      5.06  No Material Adverse Change..................................... 32
      5.07  Other Documents................................................ 33
      5.08  Payment of Fees................................................ 33
      5.09  Requested Information.......................................... 33

                                   ARTICLE VI

                         Representations and Warranties

      6.01  Organization, Qualification and Authority...................... 33
      6.02  Execution and Performance of Loan Documents and
               Bond Documents.............................................. 34
      6.03  Valid Obligations.............................................. 34
      6.04  Existing Default............................................... 35
      6.05  Government Approvals........................................... 35
      6.06  Financial and Other Information................................ 35
      6.07  No Default..................................................... 35
      6.08  Margin Regulations............................................. 35
      6.09  Solvency....................................................... 35
      6.10  No Untrue Statement............................................ 35

                                   ARTICLE VII

                              Affirmative Covenants

      7.01  Financial Reports, Etc......................................... 36
      7.02  Payment of Taxes, Assessments, Costs and
               Expenses.................................................... 37
      7.03  Continued Compliance........................................... 37
      7.04  Books and Records.............................................. 37
      7.05  Right of Inspection............................................ 37
      7.06  Further Assurances............................................. 38
      7.07  Continued Existence............................................ 38
      7.08  Covenants...................................................... 38
      7.09  Officer's Knowledge of Default................................. 38

                                  ARTICLE VIII

                               Negative Covenants

      8.01  Amendments..................................................... 39
      8.02  Merger, Consolidation, Sale of Assets, Etc..................... 39
      8.03  Actions........................................................ 39

                                   ARTICLE IX

                       Events of Default and Acceleration

      9.01  Events of Default.............................................. 39
      9.02  Remedies Upon Default.......................................... 41
      9.03  Setoff......................................................... 42
      9.04  Cumulative Remedies; No Waiver................................. 42

                                    ARTICLE X

                                  Miscellaneous

      10.01  Participation................................................. 43
      10.02  Notices....................................................... 43
      10.03  Survival...................................................... 44
      10.04  Amendments.................................................... 45
      10.05  Counterparts.................................................. 45
      10.06  Termination................................................... 45
      10.07  Governing Law................................................. 46
      10.08  Indemnification; Limitation of Liability...................... 46
      10.09  Nonliability of the Bank...................................... 47
      10.10  No Representations by the Bank................................ 48
      10.11  Manner and Place of Payments; Calculation of
                Interest................................................... 48
      10.12  Survival of Representations and Warranties.................... 49
      10.13  No Third Parties Benefitted; Tax-Exempt Status
                of the Bonds............................................... 49
      10.14  Severability.................................................. 49
      10.15  Entire Agreement.............................................. 49
      10.16  Agreement Controls............................................ 49
      10.17  Waiver of Jury Trial.......................................... 49


EXHIBITS       DESCRIPTION

     A      Hanover Series A Letter of Credit

     B      Hanover Series B Letter of Credit

     C      Hanover House LC